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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF US UNWIRED INC.

     At December 31, 1998, US Unwired Inc. had investments in the following unconsolidated affiliates:

                                                PERCENTAGE
                                                OWNERSHIP
                                                -----------
Louisiana Unwired, LLC                            50.00%
LEC Unwired, LLC                                  50.00%
Command Connect, LLC                              50.00%
GTE Mobilnet of Texas RSA #21 Limited
  Partnership                                     25.00%
Meretel Communications Limited Partnership        24.33%

     At December 31, 1998, Louisiana Unwired, LLC had no investments in unconsolidated affiliates. At December 31, 1998, Unwired Telecom Corp. did not exist.